UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(A) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule §240, 14a-12

HOMEFED CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	(4) Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.

(3)	Filing Party

(4)	Date Filed

HOMEFED CORPORATION

1903 Wright Place
Suite 220
Carlsbad, California 92008

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held August 2, 2010

June 28, 2010
To our common stockholders:

You are cordially invited to attend the annual meeting of stockholders of HomeFed Corporation to be held on August 2, 2010, at 1 P.M. PDT, at the Sheraton Carlsbad Resort, 5480 Grand Pacific Drive, Carlsbad, CA 92008:

1.  To elect six directors.

2. To approve an amendment to our certificate of incorporation extending the expiration date of certain restrictions on the transferability of our common shares to December 31, 2028.  Currently, the transfer restrictions expire on December 31, 2010.

3. To ratify the selection of PricewaterhouseCoopers LLP as independent auditors to audit the consolidated financial statements of our company and our subsidiaries for the year ended December 31, 2010.

4. To transact any other business as may properly come before the meeting or any adjournments of the meeting.

Only holders of record of our common shares at the close of business on June 22, 2010 will be entitled to notice of and to vote at the meeting.  Please vote your shares, either (i) by signing, dating and mailing the enclosed proxy card in the accompanying postage prepaid envelope, (ii) by telephone using the toll-free telephone number printed on the proxy card, or (iii) by voting on the Internet, using the instructions printed on the proxy card.  This will assure that your shares are represented at the meeting.

By Order of the Board of Directors.

CORINNE A. MAKI

Secretary

HOMEFED CORPORATION

1903 Wright Place
Suite 220
Carlsbad, California 92008

PROXY STATEMENT

Annual Meeting of Stockholders

June 28, 2010

This proxy statement is being furnished to the stockholders of HomeFed Corporation, a Delaware corporation, in connection with the solicitation of proxies by the Board of Directors for use at the annual meeting of stockholders of the company to be held on August 2, 2010 and at any adjournments thereof.

At the meeting, stockholders will be asked:

1.To elect six directors.

2. To approve an amendment to our certificate of incorporation extending the expiration date of certain restrictions on the transferability of our common shares to December 31, 2028.  Currently, the transfer restrictions expire on December 31, 2010.

3. To ratify the selection of PricewaterhouseCoopers LLP as independent auditors to audit the consolidated financial statements of our company and our subsidiaries for the year ended December 31, 2010.

4. To transact any other business as may properly come before the meeting or any adjournments of the meeting.

The Board of Directors has fixed the close of business on June 22, 2010 as the record date for the determination of the holders of our common shares, par value $.01 per share, entitled to notice of and to vote at the meeting.  Each eligible stockholder will be entitled to one vote for each common share held on all matters to come before the meeting and may vote in person or by proxy by completing the enclosed proxy card and returning it in the enclosed postage prepaid envelope or, as indicated on the proxy card, by voting on the Internet or by voting by telephone.  At the close of business on June 22, 2010 there were ________ common shares entitled to vote.

This proxy statement and the accompanying form of proxy are first being sent to holders of the common shares on or about July 1, 2010.

THE MEETING

Date, Time and Place

The annual meeting will be held on August 2, 2010, at 1 P.M., local time, at the Sheraton Carlsbad Resort, 5480 Grand Pacific Drive, Carlsbad, CA 92008.

Matters to Be Considered

At the meeting, stockholders will be asked to consider and vote to elect six directors, to approve an amendment to our certificate of incorporation extending the expiration date of certain restrictions on the transferability of our common shares to December 31, 2028 and to ratify the selection of independent auditors.  See “ELECTION OF DIRECTORS,” “PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION” and “RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS.”  The Board of Directors does not know of any matters to be brought before the meeting other than as set forth in the notice of meeting.  If any other matters properly come before the meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

Record Date; Shares Outstanding and Entitled to Vote

Stockholders as of the record date, i.e., the close of business on June 22, 2010, are entitled to notice of and to vote at the meeting.  As of the record date, there were __________ common shares outstanding and entitled to vote, with each share entitled to one vote.

Broker Non-Votes

A “broker non-vote” occurs when a brokerage firm or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have authority to vote on that particular proposal without receiving voting instructions from the beneficial owner.  Under New York Stock Exchange rules applicable to brokers, brokers may not vote on “non-routine” proposals unless they have received voting instructions from the beneficial owner, and to the extent that they have not received voting instructions, brokers report such number of shares as “non-votes”.  The proposals to elect Directors and to approve an amendment to our certificate of incorporation are considered “non-routine” items, which means that brokerage firms may not vote in their discretion regarding the election of Directors or amendment to our certificate of incorporation on behalf of beneficial owners who have not furnished voting instructions.  The proposal to approve the appointment of independent auditors, however, is considered a “routine” item, which means that brokerage firms may vote in their discretion regarding the appointment of independent auditors on behalf of beneficial owners who have not furnished voting instructions.  Because at least one routine item is to be voted upon at the meeting, broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the 2010 Annual Meeting.

Required Votes

Election of Directors.  Under Delaware law, the affirmative vote of the holders of a plurality of the common shares voted at the meeting is required to elect each director.  Consequently, only shares that are voted in favor of a particular nominee will be counted toward the nominee’s achievement of a plurality.

Approval of Amendment to Certificate of Incorporation.  Approval of the amendment to our certificate of incorporation requires the affirmative vote of the holders of a majority of the outstanding common shares.  Abstentions and broker non-votes will be treated as votes against the proposal to approve the amendment to our certificate of incorporation.

Selection of Auditors.  The ratification of the selection of PricewaterhouseCoopers LLP as independent auditors is being submitted to stockholders because we believe that this action follows sound corporate practice and is in the best interests of the stockholders.  If the stockholders do not ratify the selection by the affirmative vote of the holders of a majority of the common shares voted at the meeting, the Audit Committee of the Board of Directors will reconsider the selection of independent auditors, but such a vote will not be binding on the Audit Committee.  If the stockholders ratify the selection, the Audit Committee, in its discretion, may still direct the appointment of new independent auditors at any time during the year if they believe that this change would be in our and our stockholders’ best interests.  Abstentions and broker non-votes are not counted in determining the votes cast in connection with the ratification of auditors, but do have the effect of reducing the number of affirmative votes required to achieve a majority for this matter by reducing the total number of shares from which the majority is calculated.

Joseph S. Steinberg, Chairman of our Board of Directors, beneficially owns 745,520 shares of our common stock or approximately 9.5% of our common stock outstanding at the record date, including 3,500 shares of our common stock which Mr. Steinberg has the right to acquire upon exercise of stock options; and trusts for the benefit of Mr. Steinberg’s children beneficially own 61,793 shares of our common stock or approximately 0.8% of our common stock outstanding at the record date.  Mr. Steinberg disclaims beneficial ownership of our common stock held by these trusts.  Ian M. Cumming, a director of the company, beneficially owns 608,233 shares of our common stock or approximately 7.7% of our common stock outstanding at the record date, including 3,500 shares of our common stock which Mr. Cumming has the right to acquire upon exercise of stock options.  Leucadia National Corporation (together with its subsidiaries, “Leucadia”) is the beneficial owner of 2,474,226 shares of our common stock or approximately 31.4% of our common stock outstanding at the record date.  Mr. Steinberg is also a director, President and significant stockholder of Leucadia.  Mr. Cumming is Chairman of the Board and a significant stockholder of Leucadia.  In addition, the Cumming Foundation and the Joseph S. and Diane H. Steinberg 1992 Charitable Trust, private charitable foundations independently established by Messrs. Cumming and Steinberg, respectively, beneficially own 172,330 (2.2%) shares of our common stock and 42,381 (0.5%) shares of our common stock outstanding at the record date, respectively. Mr. Cumming and Mr. Steinberg each disclaim beneficial ownership of our common stock held by their respective private charitable foundations.  Leucadia has advised us that it intends to vote all of our common stock that it beneficially owns and Messrs. Cumming and Steinberg have advised us that they each intend to cause all of our common stock beneficially owned by each of them, and all of our common stock beneficially owned by charitable foundations established by Mr. Cumming and Mr. Steinberg, to be voted in favor of each nominee named herein, for the amendment to our certificate of incorporation and for the ratification of the selection of independent auditors.  In addition to Messrs. Cumming and Steinberg, all of our other directors and officers beneficially own 0.4% of our common stock outstanding at the record date.

Voting and Revocation of Proxies

Stockholders are requested to vote by proxy in one of three ways:

•	Use the toll-free telephone number shown on your proxy card;

•	Visit the Internet website at www.voteproxy.com and follow the on-screen instructions; or

•	Mail, date, sign and promptly return your proxy card in the enclosed postage prepaid envelope.

Shares of our common stock represented by properly executed proxies received by us or proxies submitted by telephone or via the Internet, which are not revoked will be voted at the meeting in accordance with the instructions contained therein.  Subject to the broker non-vote rules discussed above under “Required Votes,” if instructions are not given, proxies will be voted for election of each nominee for director named, for approval of the proposed amendment to our certificate of incorporation and for ratification of the selection of independent auditors.

Voting instructions (including instructions for both telephonic and Internet proxies) are provided on the proxy card.  The Internet and telephone proxy procedures are designed to authenticate stockholder identities, to allow stockholders to give voting instructions and to confirm that stockholders’ instructions have been recorded properly.  A control number, located on the proxy card, will identify stockholders and allow them to submit their proxies and confirm that their voting instructions have been properly recorded.  Costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, must be borne by the stockholder. If you submit your proxy by Internet or telephone, it will not be necessary to return your proxy card.

If your shares are held in the name of a bank or broker, follow the voting instructions on the form you receive from your record holder.  The availability of Internet and telephone voting will depend on their voting procedures.

If a stockholder does not return a signed proxy card or submit a proxy by the Internet or by telephone, and does not attend the meeting and vote in person, his or her shares will not be voted.

Any proxy signed and returned by a stockholder or submitted by telephone or via the Internet may be revoked at any time before it is exercised by giving written notice of revocation to the Secretary of the company, at our address set forth herein, by executing and delivering a later-dated proxy (either in writing, by telephone or via the Internet) or by voting in person at the meeting.  Attendance at the meeting will not in and of itself constitute revocation of a proxy. If your shares are held in a brokerage, bank, or other institutional account, you must obtain a proxy from that entity showing that you were the record holder as of the close of business on June 22, 2010, in order to vote your shares at the meeting.

Electronic Delivery of Annual Report and Proxy Materials

This proxy statement and the accompanying annual report are available at: https://materials.proxyvote.com/43739D.

“Householding” of Annual Report and Proxy Materials

We have adopted a procedure approved by the Securities and Exchange Commission called “householding.”  Under this procedure, stockholders of record who have the same address and last name will receive only one copy of our Annual Report and proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy cards.  Also, householding will not in any way affect dividend check mailings, if any.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Annual Report and/or the proxy statement, or if you hold in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, American Stock Transfer and Trust Company, (in writing: 59 Maiden Lane, New York, New York 10038; by telephone in the U.S., Puerto Rico and Canada, 1-800-937-5449; outside the U.S., Puerto Rico and Canada, 1-718-921-8200).

If we are householding materials to your address and you wish to receive a separate copy of the 2009 Annual Report or this proxy statement, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact American Stock Transfer as indicated above.

Beneficial stockholders can request information about householding from their banks, brokers or other holders of record.

Proxy Solicitation

We will bear the costs of solicitation of proxies for the meeting.  In addition to solicitation by mail, directors, officers and our regular employees may solicit proxies from stockholders by telephone, telegram, in person or otherwise.  These directors, officers and employees will not receive additional compensation, but may be reimbursed for out-of-pocket expenses in connection with this solicitation.  In addition to solicitation by our directors, officers and employees, we have engaged Innisfree M&A Incorporated, a proxy solicitation agent, in connection with the solicitation of proxies for the meeting.  We will bear the costs of the fees for the solicitation agent, which are not expected to exceed $10,000.  Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of our common stock held of record by them, and such custodians will be reimbursed for their reasonable expenses.

Independent Auditors

We have been advised that representatives of PricewaterhouseCoopers LLP, our independent auditors for 2009, will attend the meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

ELECTION OF DIRECTORS

At the meeting, six directors are to be elected to serve until the next meeting or until their successors are elected and qualified.  All of the following nominees are currently serving as directors.  The persons named in the enclosed form of proxy have advised that, unless contrary instructions are received, they intend to vote for the six nominees named by the Board of Directors and listed on the following table.  The Board of Directors expects that each of the nominees will be available for election as a director.  However, if by reason of an unexpected occurrence one or more of the nominees is not available for election, the persons named in the form of proxy have advised that they will vote for such substitute nominees as the Board of Directors may propose. The following information is as of June 22, 2010.

Each of the biographies of the nominees for election as directors below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the past five years, and the experience, qualifications, attributes and skills that caused the Board of Directors to determine that the person should be nominated as a director of the company at the company’s 2010 Annual Meeting.

Name and present position, if any, with the company	Age, period served as director, other business experience during the last five years and family relationships, if any

Patrick D. Bienvenue
Mr. Bienvenue, 55, has served as a director since August 1998.  Since January 1996, Mr. Bienvenue has served in a variety of executive capacities with real estate related subsidiaries of Leucadia and has been active in the community redevelopment activities of those subsidiaries. Mr. Bienvenue has both managerial and development experience in the real estate sector.

Paul J. Borden, President
Mr. Borden, 61, has served as a director and our President since May 1998.  Mr. Borden was a Vice President of Leucadia from August 1988 through October 2000, responsible for overseeing many of Leucadia’s real estate investments.  Prior to working for Leucadia he had a 16 year career in commercial lending.  Mr. Borden has managerial and development experience in the real estate sector.

Name and present position, if any, with the company	Age, period served as director, other business experience during the last five years and family relationships, if any

Timothy M. Considine
Mr. Considine, 69, has served as a director since January 1992, serving as Chairman of the Board from 1992 to December 1999, and is employed on a part-time basis by Considine and Considine, an accounting firm in San Diego, California, where he was a partner from 1965 to 2002. Mr. Considine has accounting and managerial experience.  He also has experience advising the Port of San Diego on various real estate matters.  Mr. Considine also has experience serving on the boards of private entities.

Ian M. Cumming
Mr. Cumming, 69, has served as a director since May 1999.  He has been a director and Chairman of the Board of Leucadia since June 1978 and a director of Skywest, Inc., a Utah-based regional air carrier, since June 1986.  Mr. Cumming is also a director of Fortescue Metals Group Ltd (“Fortescue”), an Australian public company that is engaged in the mining of iron ore, in which Leucadia has an 8% equity interest.  Mr. Cumming is also a director of AmeriCredit Corp., an auto finance company, in which Leucadia has an approximate 25% interest and a director of Jefferies Group, Inc. (“Jefferies”), a publicly traded full service global investment bank and institutional securities firm serving companies and other investors, in which Leucadia has an approximate 28% interest.  Mr. Cumming had been Chairman of the Board of The FINOVA Group Inc. (“FINOVA”), formerly a publicly traded middle market lender that was dissolved in November 2009, and a member of the Board of Managers of Premier Entertainment Biloxi, LLC.  Mr. Cumming has managerial and investing experience in a broad range of businesses through his more than 30 years as Chairman and Chief Executive Officer of Leucadia.  He also has experience serving on the boards of directors and committees of both public and private entities.

Michael A. Lobatz
Dr. Lobatz, 61, has served as a director since February 1995 and has been a practicing physician in San Diego, California since 1981.  Dr. Lobatz has managerial experience in both the real estate and healthcare sectors and has experience serving on the boards of private and not-for-profit entities.

Joseph S. Steinberg, Chairman of the Board
Mr. Steinberg, 66, has served as a director since August 1998 and as Chairman of the Board since December 1999. Mr. Steinberg has been President of Leucadia since January 1979 and a director of Leucadia since December 1978.  Mr. Steinberg is also an alternate director of Fortescue and a director of Jefferies.  Mr. Steinberg had previously served as a director of Jordan Industries, Inc., White Mountains Insurance Group, Ltd and FINOVA, and was a member of the Board of Managers of Premier Entertainment Biloxi, LLC.  Mr. Steinberg has managerial and investing experience in a broad range of businesses through his more than 30 years as President and a director of Leucadia.  He also has experience serving on the boards and committees of both public and private companies.

The Board of Directors recommends a vote FOR the above-named nominees.

INFORMATION CONCERNING
THE BOARD OF DIRECTORS AND BOARD COMMITTEES

Director Independence

On April 27, 2010, the Board affirmatively determined that Timothy M. Considine and Michael Lobatz are independent, applying the NASDAQ Stock Market’s listing standards for independence.

Certain Relationships And Related Transactions

Policies and Procedures with Respect to Transactions with Related Persons

The Board has adopted a policy for the review, approval and ratification of transactions that involve “related persons” and potential conflicts of interest (the “Related Person Transaction Policy”).

The Related Person Transaction Policy applies to each director and executive officer of the company, any nominee for election as a director of the company, any security holder who is known to own of record or beneficially more than five percent of any class of the company’s voting securities, any immediate family member of any of the foregoing persons, and any corporation, firm, association or other entity in which one or more directors of the company are directors or officers, or have a substantial financial interest (each a “Related Person”).

Under the Related Person Transaction Policy, a Related Person Transaction is defined as a transaction or arrangement involving a Related Person in which the company is a participant or that would require disclosure in the company’s filings with the United States Securities and Exchange Commission (the “SEC”) as a transaction with a Related Person.

Under the Related Person Transaction Policy, Related Persons must disclose to the Audit Committee any potential Related Person Transactions and must disclose all material facts with respect to such transaction.  All Related Person Transactions will be reviewed by the Audit Committee and, in its discretion, approved or ratified.  In determining whether to approve or ratify a Related Person Transaction the Audit Committee will consider the relevant facts and circumstances of the Related Person Transaction, which may include factors such as the relationship of the Related Person with the company, the materiality or significance of the transaction to the company and the Related Person, the business purpose and reasonableness of the transaction, whether the transaction is comparable to a transaction that could be available to the company on an arms-length basis, and the impact of the transaction on the company’s business and operations.

Related Person Transactions

The company is required to obtain infrastructure improvement bonds primarily for the benefit of the City of San Marcos prior to the beginning of lot construction work and warranty bonds upon completion of such improvements in the San Elijo Hills project.  These bonds provide funds primarily to the City in the event the company is unable or unwilling to complete certain infrastructure improvements in the San Elijo Hills project.  Leucadia is contractually obligated to obtain these bonds on behalf of the subsidiaries through which the San Elijo Hills project is owned pursuant to the terms of agreements entered into when those subsidiaries were acquired by the company.  Those subsidiaries are responsible for paying all third party fees related to obtaining the bonds.  Should the City or others draw on the bonds for any reason, certain of the company’s subsidiaries would be obligated to reimburse Leucadia for the amount drawn.  As of December 31, 2009 and March 31, 2010, the amount of outstanding bonds was approximately $5,050,000 and $3,700,000, respectively, none of which has been drawn upon.

Since 1995, Leucadia has been providing administrative and accounting services to the company.  Under the current administrative services agreement, Leucadia provides services to the company for a monthly fee of $15,000 ($180,000 in the aggregate for all of 2009).  Pursuant to this agreement,

Leucadia provides the services of Ms. Corinne A. Maki, the company’s Secretary, in addition to various administrative functions.  Ms. Maki is an officer of subsidiaries of Leucadia.  The term of the administrative services agreement automatically renews for successive annual periods unless terminated in accordance with its terms.  Leucadia has the right to terminate the agreement by giving the company not less than one year’s prior notice, in which event the then monthly fee will remain in effect until the end of the notice period.  The company has the right to terminate the agreement, without restriction or penalty, upon 30 days prior written notice to Leucadia.  The agreement has not been terminated by either party.

The Audit Committee or the Board has approved or ratified each of the foregoing.

Meetings and Committees

During 2009, the Board of Directors held three meetings and took action by unanimous written consent on four other occasions.  In 2010, the Board of Directors have held two meetings and have taken action by unanimous written consent on three other occasions.

The Board of Directors’ has a standing Audit Committee and Compensation Committee.

The functions of the Audit Committee are to assist the Board of Directors in fulfilling its responsibility to oversee the quality and integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent accountants, the performance of our independent accountants and significant financial matters.  In discharging its duties, the Audit Committee has the sole authority to select (subject to stockholder ratification, which ratification is not binding on the Audit Committee), compensate, evaluate and replace the independent accountants, reviews and approves the scope of the annual audit, reviews and pre-approves the engagement of our independent accountants to perform audit and non-audit services and the related fees, meets independently with our independent accountants and senior management, reviews the integrity of our financial reporting process and reviews our financial statements and disclosures and certain Securities and Exchange Commission filings.

During 2009, the Audit Committee met seven times, including meetings with the independent auditors without management present.  In 2010, the Audit Committee has held three meetings.  The Board of Directors has adopted a charter for the Audit Committee which was attached as Annex A to the Proxy Statement for our 2008 Meeting of Stockholders.  The Audit Committee consists of Mr. Considine (Chairman) and Dr. Lobatz.  Our Board has determined that each of Mr. Considine and Dr. Lobatz is independent, applying the NASDAQ Stock Market’s listing standards for independence, and that Mr. Considine is qualified as an audit committee financial expert within the meaning of regulations of the Securities and Exchange Commission.

The Compensation Committee was formed in March 2005.  The functions of the Compensation Committee are to determine and approve the compensation of our executive officers. The Compensation Committee consists of Mr. Steinberg.  The Compensation Committee does not have a formal charter.

The Board of Directors does not have a nominating committee or a policy concerning stockholder nominations.  As our common stock is traded on the OTC Bulletin Board Service, we are not subject to listing standards that would require director nominees to be selected or recommended by a majority of independent directors or a nominating committee comprised solely of independent directors.  Because Mr. Steinberg, Mr. Cumming and Leucadia together beneficially own nearly 50% of the outstanding common stock of the company, the Board believes it is appropriate to have all directors involved in the process of nominating directors rather than delegate this responsibility to a smaller group of directors.  As indicated above, under the listing standards of the NASDAQ Stock Market, Mr. Considine and Dr. Lobatz are independent directors serving on the Board.  All current members of the Board of Directors have been re-nominated to serve as our directors.

The Board does not believe that it is in the company’s best interests to establish rigid criteria for the selection of prospective nominees inasmuch as the needs of the company may change over time. Accordingly, the selection of prospective nominees would be based on skills relevant to the issues the company faces at the time of nomination.  Nominees would be selected on the basis of their experience and qualifications, availability to devote sufficient time to the Board and the needs of the company at that time.  The Board does not have a policy with regard to the consideration of diversity in identifying director nominees; therefore, diversity may or may not be considered in connection with the assessment process.  In 2009, the Board did not pay a fee to any third party to identify candidates.

Candidates who may also become members of our Audit Committee would be required to have the financial experience necessary to perform the duties of a member of the Audit Committee and to satisfy the requirements of the Securities and Exchange Commission for membership on the Audit Committee.

A stockholder entitled to vote in the election of directors may nominate one or more persons for election as director at a meeting if written notice of that stockholder’s intent to make the nomination has been given to us, with respect to an election to be held at an annual meeting of stockholders, not less than 120 days before the first anniversary of our proxy statement in connection with the last annual meeting, and, with respect to an election to be held at a special meeting of stockholders, not later than the tenth day following the date on which notice of the meeting is first given to stockholders.  The notice shall include the name and address of the stockholder and his or her nominees, a representation that the stockholder is entitled to vote at the meeting and intends to nominate the person, a description of all arrangements or understandings between the stockholder and each nominee, other information as would be required to be included in a proxy statement soliciting proxies for the election of the stockholder’s nominees, and the consent of each nominee to serve as a director of the company if so elected.  We may require any proposed nominee to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as a director of the company.  We did not receive any nominations from stockholders for election as directors at the meeting.  See “Proposals by Stockholders” for the deadline for nominating persons for election as directors for the 2011 annual meeting.

Board Structure and Risk Oversight

Joseph S. Steinberg, who is a significant stockholder of the company and also president of our largest stockholder, Leucadia, serves as our Chairman, and Paul J. Borden serves as our President.  As Chairman, Mr. Steinberg focuses primarily on long-term strategic issues facing the company.  As President, Mr. Borden focuses primarily on the company’s day-to-day operations and management of the company’s business.  The Board believes that this is an effective leadership structure from which the company has benefited as it strengthens the company’s ability to pursue its strategic and operational objectives.

The Board is responsible for the general oversight of risks that affect the company.  The Board regularly receives reports on the operations of the company from the President and other members of management and discusses the risks related thereto.  The Board also fulfills its oversight role through the operation of its audit committee, which is composed of independent directors.  The audit committee has responsibility for risk oversight in connection with its review of the company’s financial reports filed with the Securities Exchange Commission.  The audit committee receives reports from the company’s principal financial officer, the company’s principal executive officer and the company’s independent auditors in connection with the review of the company’s quarterly and annual financial statements regarding significant transactions, accounting and reporting matters, critical accounting estimates and management’s exercise of judgment in accounting matters.  When reporting on such matters, the company’s independent auditors also provide their assessment of management’s report and conclusions.  The audit committee also oversees the company’s related person transactions policy.

The company does not have a formal compensation plan for any of its 13 full time employees.  Annually, the compensation committee will consider awarding incentive compensation awards that are purely discretionary, taking into account the employee’s individual performance as well as the company’s performance for the particular year.  Accordingly, the company believes that its compensation policies do not reward employees for imprudent risk taking.

Attendance

In 2009, all directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of the committees on which they served, other than Mr. Cumming, who attended two of the three meetings of the Board of Directors. It is the companys policy that directors are expected to dedicate sufficient time to the performance of his duties as a director, including by attending meetings of the stockholders, the Board of Directors and committees of which he is a member. All directors attended the annual meeting of stockholders in July 2009.

Communicating with the Board

Stockholders and other parties interested in communicating directly with the Board of Directors as a group may do so by writing to the Board of Directors, c/o Corporate Secretary, HomeFed Corporation, 1903 Wright Place, Suite 220, Carlsbad, California 92008. The Corporate Secretary will review all correspondence and regularly forward to the Board of Directors a summary of all such correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof or that the Corporate Secretary otherwise determines requires attention.  Directors may at any time review a log of all correspondence received by the company that is addressed to members of the Board and request copies of all such correspondence.  Concerns relating to accounting, internal controls or auditing matters will immediately be brought to the attention of the Chairman of the Audit Committee.

Code of Practice

We have a Code of Business Practice, which is applicable to all of our directors, officers and employees, and includes a Code of Practice applicable to our principal executive officers and senior financial officers.  Both the Code of Business Practice and the Code of Practice are available without charge upon request. Requests should be addressed to Corporate Secretary, HomeFed Corporation, 1903 Wright Place, Suite 220, Carlsbad, California 92008.  If any amendments to or waivers of our Code of Practice applicable to our principal executive officers and senior financial officers occur, we will file with the Securities and Exchange Commission all required information under cover of a Form 8-K.

The information contained in this proxy statement with respect to the Audit Committee charter and the independence of the non-management members of the Board of Directors shall not be deemed to be “soliciting material” or to be filed with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the company specifically incorporates it by reference in a filing.

PRESENT BENEFICIAL OWNERSHIP

Set forth below is certain information as of June 22, 2010, with respect to the beneficial ownership determined in accordance with Rule 13d-3 under the Securities and Exchange Act of 1934, as amended, of our common stock by (1) each person, who, to our knowledge, is the beneficial owner of more than 5% of our outstanding common stock, which is our only class of voting securities, (2) each director and nominee for director, (3) each of our executive officers, (4) the trusts for the benefit of Mr. Steinberg’s children and charitable foundations established by Mr. Cumming and Mr. Steinberg and (5) all of our executive officers and directors as a group.  Unless otherwise stated, the business address of each person listed is c/o HomeFed Corporation, 1903 Wright Place, Suite 220, Carlsbad, California 92008.

Name and Address of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership		Percent of Class

Leucadia National Corporation (a)	2,474,226		31.4%
Beck, Mack & Oliver LLC (b)	1,085,855	(b)	13.8%
Patrick D. Bienvenue	4,900	(c)	*
Paul J. Borden	3,700	(c)	*
Timothy M. Considine	5,400	(d)	*
Ian M. Cumming	608,233	(e)(f)	7.7%
Michael A. Lobatz	4,900	(c)	*
Curt R. Noland	5,000		*
Erin N. Ruhe	5,000		*
Joseph S. Steinberg	745,520	(f)(g)	9.5%
The Steinberg 1989 Trust	27,532	(h)	.3%
Cumming Foundation	172,330	(i)	2.2%
The Joseph S. and Diane H. Steinberg 1992 Charitable Trust	42,381	(j)	.5%
All Directors and executive officers as a group (8 persons)	1,382,653	(k)	17.5%
___________________
* Less than .1%.

(a)	The business address of this beneficial owner is 315 Park Avenue South, New York, New York 10010.

(b)
The business address of the beneficial owner is 360 Madison Avenue, New York, New York 10017.  Based upon a Schedule 13G dated January 28, 2010, filed by Beck, Mack & Oliver LLC (“BMO”) and discussions with BMO, the securities reported in BMO’s Schedule 13G are beneficially owned by separate managed account holders which, pursuant to individual advisory contracts, are advised by BMO.  Such advisory contracts grant to BMO all investment and voting power over the securities owned by such advisory clients.  Beneficial ownership of these common shares, including all rights to distributions in respect thereof and the proceeds of a sale or disposition, is held by the separate, unrelated account holders, and BMO disclaims beneficial ownership of such common shares.

(c)	Includes 3,500 shares that may be acquired upon the exercise of currently exercisable stock options.

(d)
Includes 500 shares held by the Seeseeanoh Inc. Retirement Plan.  Mr. Considine and his wife are the sole owners of Seeseeanoh, a real estate company in San Diego, California.  Also includes (i) 1,400 shares held by The Considine Family 1981 Trust, of which Mr. Considine and his wife are trustees and (ii) 3,500 shares that may be acquired upon exercise of currently exercisable stock options.

(e)
Includes (i) 5,704 shares (.1%) beneficially owned by Mr. Cumming’s wife as to which Mr. Cumming may be deemed to be the beneficial owner, (ii) 60,000 shares (.8%) held by a corporation which is 50% owned by Mr. Cumming and 50% owned by Mr. Cumming’s wife and (iii) 3,500 shares that may be acquired upon the exercise of currently exercisable stock options.  Does not include 2,474,226 shares held by Leucadia which Mr. Cumming may be deemed to beneficially own as a result of his beneficial ownership of Leucadia common shares.

(f)
Messrs. Cumming and Steinberg have an oral agreement pursuant to which they will consult with each other as to the election of a mutually acceptable Board of Directors of the company.  The business address for Messrs. Cumming and Steinberg is c/o Leucadia National Corporation, 315 Park Avenue South, New York, New York 10010.

(g)
Includes (i) 3,676 shares (less than .1%) beneficially owned by Mr. Steinberg’s wife and daughter as to which Mr. Steinberg may be deemed to be the beneficial owner, (ii) 61,793 shares (.8%) owned by trusts for the benefit of Mr. Steinberg’s children and (iii) 3,500 shares that may be acquired upon the exercise of currently exercisable stock options.  Does not include 2,474,226 shares held by Leucadia which Mr. Steinberg may be deemed to beneficially own as a result of his beneficial ownership of Leucadia common shares.

(h)	Mr. Steinberg disclaims beneficial ownership of all of our common stock held by this trust.

(i)	Mr. Cumming is a trustee and President of the foundation and disclaims beneficial ownership of our common stock held by the foundation.

(j)	Mr. Steinberg and his wife are trustees of the trust. Mr. Steinberg disclaims beneficial ownership of our common stock held by the trust.

(k)	Includes 21,000 shares that may be acquired upon the exercise of currently exercisable stock options.

As of June 22, 2010, Cede & Co. held of record [4,534,087] shares of our common stock (approximately [57.5]% of our total common stock outstanding).  Cede & Co. held such shares as a nominee for broker-dealer members of The Depository Trust Company, which conducts clearing and settlement operations for securities transactions involving its members.

As described herein, our common stock is subject to transfer restrictions that are designed to reduce the possibility that certain changes in ownership could result in limitations on the use of our tax attributes.  Our certificate of incorporation contains provisions that generally restrict the ability of a person or entity from acquiring ownership (including through attribution under the tax law) of 5% or more of our common shares and the ability of persons or entities now owning 5% or more of our common shares from acquiring additional common shares.  Stockholders (and prospective stockholders) are advised that, under the tax law rules incorporated in these provisions, the acquisition of even a single share of common stock may be proscribed under our certificate of incorporation, given (among other things) the tax law ownership attribution rules as well as the tax law rules applicable to acquisitions made in coordination with or in concert with others.  The restriction will remain until the earliest of (a) December 31, 2010, (b) the repeal of Section 382 of the Internal Revenue Code (or any comparable successor provision) and (c) the beginning of our taxable year to which these tax attributes may no longer be carried forward.  The company is submitting for stockholder approval an amendment to its certificate of incorporation to extend this transfer restriction.  The restriction may be waived by our Board of Directors.

Stockholders are advised to carefully monitor their ownership of our common stock and consult their own legal advisors and/or us to determine whether their ownership of our common shares approaches the proscribed level.  Based upon discussions with BMO, we believe that the beneficial ownership (determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934) by BMO of our common stock as reflected in the table above is not in violation of the transfer restrictions contained in our certificate of incorporation.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

Introduction

The Board of Directors has a compensation committee consisting of Joseph S. Steinberg that determines and approves the compensation of the executive officers of the company, including those named in the Summary Compensation Table (the “Named Executive Officers”).

Compensation Objectives and Philosophy

Our compensation philosophy is based upon rewarding current and past contributions, performance and dedication and providing incentives for superior long-term performance.  We believe that there should be a strong link between pay and performance of both the company and the individual.  Accordingly, a large percentage of annual compensation consists of discretionary bonus compensation.  This ensures that compensation paid to an executive reflects the individual’s specific contributions to our success, the level and degree of complexity involved in his/her contributions to the company and the company’s overall performance.  We believe our compensation package aligns the interests of executive officers with those of our stockholders.

The company believes that our current compensation program fits within our overall compensation philosophy of providing a straight-forward compensation package and strikes the appropriate balance between short and long-term performance objectives.

Setting Executive Compensation

In determining compensation for our Named Executive Officers, the Compensation Committee does not rely on any specific formula, benchmarking or pre-determined targets.  The Compensation Committee focuses primarily on its subjective determination of the performance of the individual executive officer, as well as on the performance of the company.

In considering executive compensation, the Compensation Committee takes into account an executive officer’s responsibilities, as well as the services rendered by the executive officer to the company.

Elements of Compensation

Our compensation package for executive officers consists of three basic elements: (1) base salary; (2) annual bonus compensation; and (3) long-term incentives in the form of stock options granted pursuant to our Amended and Restated 1999 Stock Incentive Plan (the “Option Plan”).

Other elements of compensation include medical and life insurance benefits available to employees generally.  Additionally, certain perquisites may be available to executive officers that are not available to other employees generally.

Each element of compensation serves a different purpose.  Salary and bonus payments are designed mainly to reward current and past performance, while stock options are designed to provide incentive for strong long-term future performance and are directly linked to stockholders’ interests because the value of the awards will increase or decrease based upon the future price of our common stock.

None of our executive officers is a party to an employment agreement with the company.

Base Salary

Base salary is consistent with the executive’s office and level of responsibility, with annual salary increases which generally amount to a small percentage of the executive’s prior base salary, primarily reflecting cost of living increases.

Short-Term Incentives – Annual Bonus Compensation

Annual bonus compensation of executive officers is determined by the Compensation Committee based on its subjective assessment of an executive’s and the company’s performance, given the cyclical nature of the real estate development industry.  Bonuses are subjective and are not based upon any formula or the application of any mathematical criteria.   While there is no agreement to pay annual bonuses, at the time each of the executive officers was employed by the company there was a discussion that, in all but exceptional circumstances, annual subjective bonuses would be paid. The Compensation Committee considers the company’s actual and estimated results of operations for the year in question, as well as operating results and bonus compensation for prior years.  The Committee also considers self-evaluations completed by each executive officer for the year, which provide the Compensation Committee with each executive’s subjective assessment of his or her achievements for the year, as well as identify personal goals for the coming year, and bonus recommendations from the company’s President.

In evaluating each executive’s performance, the Compensation Committee takes into account the incremental value to the company of obtaining project approvals and entitlements as the company’s development projects progress, and places more emphasis on whether the executive’s performance has increased the long term value of the company, rather than on the company’s earnings for that year.  The Compensation Committee also recognizes that, due to the extended length of time that it takes to obtain land entitlements, especially in California where the company’s business is centered, the current efforts of its executive officers may not result in operating profits for many years in the future.

Bonuses, which have varied from year to year, also reflect the company’s profitability and activities for the year in question.  For example, in years in which the company is actively selling real estate, the Compensation Committee is likely to subjectively consider the executive’s contribution to the sales effort and in years in which the company is actively engaged in entitlement and land development efforts, the Compensation Committee is likely to consider the executive’s contribution to these efforts.  The Compensation Committee also subjectively considers the executive’s contribution in evaluating new opportunities, and also places importance upon the executive’s critical analysis that can result in avoiding making investments that do not meet the company’s investment criteria and are not consummated, as well as on those opportunities that are consummated.

The Compensation Committee considered Mr. Borden’s efforts in 2009 in enabling the company to move forward with its development projects and to favorably settle certain litigation.  The Compensation Committee also considered Mr. Borden’s role in the company’s efforts to maximize the value of its investments, control costs and spending and find opportunities for the company to increase revenue.

For Mr. Noland, the Compensation Committee considered his accomplishments in 2009, diligently pursuing the company’s land planning and long-term entitlement activities, especially for the company’s Otay Land project.  The Compensation Committee also recognized Mr. Noland’s role in assisting with land sales and acquisition efforts.

For Ms. Ruhe, the Compensation Committee considered her accomplishments in 2009 working with the company’s outside auditors and legal counsel to ensure that the company remains in compliance with its financial and legal responsibilities.  Ms. Ruhe managed the staff reduction process and determined where additional efficiencies could be obtained.  The Compensation Committee also favorably considered Ms. Ruhe’s willingness to expand her responsibilities in view of staff reductions.

Based upon the foregoing, on January 13, 2010, the Compensation Committee approved annual salary increases (effective January 1, 2010) and discretionary 2009 cash bonuses for each of the Named Executive Officers reflected in the Summary Compensation Table below.

Additionally, all employees of the company received a discretionary 2009 year-end bonus equal to approximately 3% of base salary.

Long-Term Incentives – Stock Options

By means of our Option Plan, we seek to retain the services of persons now holding key positions and to secure the services of persons capable of filling such positions.

Options Awarded to Executive Officers

Occasionally, stock options may be awarded which, under the terms of our Option Plan, permit the executive officer or other employee to purchase shares of our common stock at not less than the fair market value of the shares of common stock at the date of grant.  The extent to which the employee realizes any gain is, therefore, directly related to increases in the price of our common stock and, therefore, stockholder value, during the period of the option.  In certain circumstances, options having an exercise price below the fair market value of our common stock on the date of grant may be issued (although none have been granted to date).  Options granted to executive officers generally become exercisable at the rate of 20% per year, commencing one year after the date of grant.  The number of stock options awarded to an executive officer is generally not based on any specific formula, but rather on a subjective assessment of the executive’s performance and the company’s performance.  Options are priced at the closing price on the date of grant and are not granted to precede the announcement of favorable information.  Besides the options granted to Paul J. Borden by virtue of the automatic annual grant to directors, as discussed below, options were not granted to executive officers from 2001 through 2009.  On May 11, 2010, the Board of Directors granted options to key employees of the company, including options to purchase 12,500 shares of our common stock to Paul J. Borden and options to purchase 10,000 shares of our common stock to each of Curt R. Noland and Erin N. Ruhe.  The exercise price of these options is $25.00 per share, the closing price of a share of our common stock on the date of grant.  These options become exercisable at the rate of 20% per year, commencing May 11, 2011 and expire on May 11, 2016.

Options Awarded to Directors

Under the terms of our Option Plan, each director is automatically granted options to purchase 1,000 shares on the date on which the annual meeting of our stockholders is held each year.  As stated above, options are priced at the closing price on the date of grant.

In July 2009, pursuant to this automatic grant, Paul J. Borden was granted options to purchase 1,000 shares of our common stock with an exercise price of $23.00 per share, which become exercisable at the rate of 25% per year, commencing one year after the date of grant.

Other Benefits; Executive Perquisites

Medical and life insurance benefits and matching contributions to our 401(k) plan are available to employees generally.

Mr. Borden maintains his primary residence in New Jersey.  We reimburse him for costs of maintaining a temporary residence in California, airfare to and from his primary residence and transportation costs including the personal use of a company car while in California.  Such reimbursements are considered to be taxable compensation reportable by Mr. Borden under federal income tax rules, which results in a net cash cost to him, even though he does not gain any incremental financial benefit from these reimbursements.  As a result, beginning in 2005, the Board of Directors (without Mr. Borden’s participation) agreed to pay Mr. Borden additional compensation which, after taxes, will provide him with sufficient funds to pay the taxes due on the expense amounts reimbursed by us.  In 2009, we paid Mr. Borden $50,509 with respect to additional taxable compensation reported by Mr. Borden for reimbursements made during 2009.

Mr. Noland receives the use of a company owned car and certain related benefits.

No other Named Executive Officers receive perquisites.

Stock Ownership Requirements

We do not have a formal stock ownership requirement.

Accounting and Tax Matters

The cost of all share-based payments to employees or directors is recognized in the financial statements based on their fair values.  The cost is recognized as an expense over the vesting period of the award.

Under the provisions of Section 162(m) of the Internal Revenue Code of 1986, we would not be able to deduct compensation to our executive officers whose compensation is required to be disclosed for such year in excess of $1 million per year unless such compensation was within the definition of “performance-based compensation” or meets certain other criteria.  To qualify as “performance-based compensation,” in addition to certain other requirements, compensation generally must be based on achieving certain pre-established objective performance criteria.  The Board of Directors believes that compensation at such levels is not likely to be a recurring event and that it is in our interest to retain maximum flexibility in our compensation programs to enable us to appropriately reward, retain and attract the executive talent necessary to the company’s success.  The Board recognizes that in appropriate circumstances compensation that is not deductible under Section 162(m) may be warranted and could be paid in the Board of Directors’ discretion.

Compensation Committee Report

I have reviewed and discussed with the company’s management the above Compensation Discussion and Analysis (“CD&A”).  Based upon my review and discussions, I have recommended to the Board of Directors that the CD&A be included in these Proxy Materials.

Compensation Committee

Joseph S. Steinberg

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Option Awards(1)	All Other Compensation(2)		Total

Paul J. Borden,	2009	$263,415	$157,902	$8,662	$152,659	(3)	$582,638
President	2008	$255,742	$182,672	$10,200	$202,984		$651,598
	2007	$245,907	$307,377	$20,803	$180,263		$754,350

Curt R. Noland,	2009	$170,465	$155,114		$16,308	(4)	$341,887
Vice President	2008	$165,500	$104,965		$17,274		$287,739
	2007	$159,145	$154,774		$17,886		$331,805

Erin N. Ruhe,	2009	$137,917	$129,138		$9,800		$276,855
Vice President,	2008	$133,900	$129,017		$9,200		$272,117
Treasurer and	2007	$128,752	$178,863		$9,000		$316,615
Controller

For information concerning 2008 compensation, see the company’s Proxy Statement dated June 18, 2009; for information concerning 2007 compensation, see the company’s Proxy Statement dated June 19, 2008.

(1)
This column represents the fair value of stock options granted to Mr. Borden in accordance with GAAP.  Information on the valuation assumptions made when calculating the amounts in this column is found in Note 7 to the company’s consolidated financial statements contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on February 19, 2010 (the “Original 10-K”).

(2)
Certain items included in this column (including personal use of company cars) are currently taxable to the Named Executive Officer.  The amount of taxable income for the individual is determined pursuant to Internal Revenue Service rules which may differ from the amounts reflected in this column.

(3)
For 2009, consists of non-cash compensation of $39,581 for maintaining a temporary residence in California and $20,269 for airfare to and from his primary residence in New Jersey, and director fees from the company of $24,000. This column also includes transportation and the personal use of a company car while in California and related expenses, as well as contributions made by the company to a defined contribution 401(k) plan on behalf of Mr. Borden, none of which exceeded the greater of $25,000 or 10% of the total amount of these benefits for Mr. Borden.  For 2009, also includes $50,509 in additional cash compensation which, after taxes, is intended to provide Mr. Borden with sufficient funds to pay the taxes due on the expense amounts reimbursed by us.

(4)
Consists of non-cash compensation for use of a company car and related expenses and contributions made by the company to a defined contribution 401(k) plan on behalf of Mr. Noland, none of which exceeded the greater of $25,000 or 10% of the total amount of these benefits for Mr. Noland.

Grants of Plan-Based Awards in 2009

This table provides information about equity awards granted to the named executives in 2009 under our Option Plan.  As discussed in the CD&A, in 2009 Mr. Borden was granted options pursuant to the automatic grant to directors under the Option Plan.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options(1)	Exercise or Base Price of Option Awards(2)	Grand Date Fair Value of Stock and Option Awards(3)

Paul J. Borden	7/14/09	1,000	$23.00	$8,662
President

(1)	This column shows the number of common shares issuable under options granted in 2009. The options vest and become exercisable in four equal installments beginning on July 14, 2010.

(2)	This column shows the exercise price for the stock options granted, which was the closing price of the company’s common stock on the date of grant, July 14, 2009.

(3)
This column shows the fair value of stock options granted to the Named Executive Officer in 2009.  The fair value was determined in accordance with GAAP on the grant date, and is being recognized as an expense over the vesting period.  For information on the valuation assumptions with respect to this grant refer to Note 7 to our consolidated financial statements contained in the Original 10-K.

Outstanding Equity Awards at Fiscal Year-End

This table provides information on the holdings of option awards by the Named Executive Officers at December 31, 2009.  This table includes exercisable and unexercisable options. The options vest and become exercisable in four equal annual installments, commencing one year from the grant date.  For additional information about the option awards, see the description of our Option Plan in the CD&A.

		Option Awards
		Number of Securities Underlying Unexercised Options		Option Exercise	Option Expiration
Name	Grant Date	Exercisable	Unexercisable	Price	Date

Paul J. Borden,	7/12/05	1,000	-	$65.19	7/12/10
President
	7/18/06	750	250	$65.50	7/18/11

	7/10/07	500	500	$62.75	7/10/12

	7/15/08	250	750	$40.25	7/15/13

	7/14/09	-	1,000	$23.00	7/14/14

Option Exercises and Stock Vested in Fiscal 2009

No stock options were exercised by the Named Executive Officers during 2009.

Director Compensation

In 2009, each director received a retainer of $24,000 for serving on the Board of Directors.  In addition, Mr. Considine was paid $26,000 for serving as Chairman of the Audit Committee, and Dr. Lobatz was paid $17,000 for serving on the Audit Committee.  Under the terms of our Option Plan, each director is automatically granted options to purchase 1,000 shares on the date on which the annual meeting of our stockholders is held each year.  The purchase price of the shares covered by such options is the fair market value of such shares on the date of grant.  These options become exercisable at the rate of 25% per year commencing one year after the date of grant. As a result of this provision, options to purchase 1,000 shares of Common Stock at an exercise price of $23.00 per share were awarded to each of Messrs. Bienvenue, Considine, Cumming, Lobatz and Steinberg (as well as Mr. Borden, as discussed above in the CD&A) on July 14, 2009.  The company reimburses directors for reasonable travel expenses incurred in attending board and committee meetings.

This table sets forth compensation paid to the non-employee directors during 2009.

Name	Fees Earned or Paid in Cash(1)	Option Awards(2)	Total(3)

Patrick D. Bienvenue	$24,000	$8,662	$32,662
Timothy M. Considine	$50,000	$8,662	$58,662
Ian M. Cumming	$24,000	$8,662	$32,662
Michael A. Lobatz	$41,000	$8,662	$49,662
Joseph S. Steinberg	$24,000	$8,662	$32,662

(1)	This column reports the amount of cash compensation earned in 2009 for Board and committee service.

(2)
This column represents the fair value of options granted to directors in 2009 calculated in accordance with GAAP.  Information on the valuation assumptions made when calculating the amounts in this column is found in Note 7 to the company’s consolidated financial statements contained in the Original 10-K.

(3)	This table does not include disclosure for any perquisites and other personal benefits for any non-employee director because such amounts did not exceed $10,000 in the aggregate per director.

Potential Payment Upon Termination of Employment

None of the Named Executive Officers is a party to an employment agreement.  However, under the terms of our current Option Plan, the time within which to exercise vested options may be extended in accordance with the Option Plan, but not beyond the expiration date of the option, for a period of either three months, one year or three years, depending on the triggering event (which are various forms of termination of employment); these triggering events do not result in any acceleration of any unvested options.  For the number of options exercisable by each Named Executive Officer as of December 31, 2009 see the “Outstanding Equity Awards at Fiscal Year-End” table.

Upon the occurrence of an Extraordinary Event of the company (as defined in the Option Plan, including a change in control of the company) all then-outstanding options that have not vested or become exercisable will immediately become exercisable.  Had an Extraordinary Event occurred on December 31, 2009, Paul J. Borden, the only Named Executive Officer then holding options, would have received $1,500 for his outstanding stock options (determined by multiplying (A) the spread between the $24.50 per common share closing price on December 31, 2009 and the per common share exercise price for each option by (B) the number of common shares covered by previously unvested options).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely upon a review of the copies of such forms furnished to us and written representations from our executive officers, directors and greater than 10% beneficial stockholders, we believe that during the year ended December 31, 2009, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis.

AUDIT COMMITTEE REPORT

The following is the report of our Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2009.

Review with Management

The Audit Committee reviewed and discussed our audited financial statements with management.

Review and Discussions with Independent Auditors

The Audit Committee discussed the company’s audited financial statements with management, which has primary responsibility for the financial statements.  PricewaterhouseCoopers LLP, our independent auditors, is responsible for expressing an opinion on the conformity of the company’s audited financial statements with accounting principles generally accepted in the United States of America.  The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters that are required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence; and has discussed with PricewaterhouseCoopers LLP their independence.  The Audit Committee also concluded that PricewaterhouseCoopers LLP’s provision of audit and non-audit services to the company and its subsidiaries, as described in this Proxy Statement, is compatible with PricewaterhouseCoopers LLP’s independence.

Conclusion

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission and selected PricewaterhouseCoopers LLP as the independent auditor for 2010.

Submitted by the Audit Committee of the Board of Directors

Timothy M. Considine
Michael A. Lobatz

The information contained in the foregoing report shall not be deemed to be “soliciting material” or to be filed with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the company specifically incorporates it by reference in a filing.

INDEPENDENT ACCOUNTING FIRM FEES

The Audit Committee has adopted policies and procedures for pre-approving all audit and non-audit work performed by the company’s independent auditor, PricewaterhouseCoopers LLP.  The Audit Committee has pre-approved (i) certain general categories of work where no specific case-by-case approval is necessary (“general pre-approvals”) and (ii) categories of work which require the specific pre-approval of the Audit Committee (“specific pre-approvals”).  For additional services or services in an amount above the annual amount that has been pre-approved, additional authorization from the Audit Committee is required.  The Audit Committee has delegated to its chair the ability to pre-approve all of these services.  Any pre-approval decisions made by the Committee chair under this delegated authority will be reported to the full Audit Committee.  All requests for services to be provided by PricewaterhouseCoopers LLP that do not require specific approval by the Audit Committee must be submitted to the Controller of the company, who determines whether such services are in fact within the scope of those services that have received the general pre-approval of the Audit Committee.  The Controller reports to the Audit Committee periodically.

In accordance with the SEC’s definitions and rules, Audit Fees are fees paid to PricewaterhouseCoopers LLP for professional services for the audit of the company’s consolidated financial statements included in the company’s Form 10-K, the review of financial statements included in the company’s Form 10-Qs, services that are normally provided in connection with statutory and regulatory filings or engagements, assurance and related services that are reasonably related to the performance of the audit or review of our financial statements including compliance with regulatory matters, the Sarbanes-Oxley Act, and consulting with respect to technical accounting and disclosure rules.  All such services were approved by the Audit Committee.  Such amounts aggregated $218,000 and $240,000 for the years ended December 31, 2009 and 2008, respectively.

PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION

General

The Board of Directors recommends an amendment to our certificate of incorporation to extend the provisions of our certificate of incorporation that generally restrict the accumulation of 5% or more of our common shares.  The current restriction is scheduled to expire on December 31, 2010.  The amendment would extend the expiration date of the transfer restriction to December 31, 2028, at the latest.

The transfer restriction imposes restrictions on the transfer of our common shares (and any other capital stock that we issue in the future) to designated persons.  Without the transfer restriction, it is possible that certain transfers of our common shares could result in the imposition of limitations on our ability and the ability of our subsidiaries to fully utilize the net operating loss (“NOL”) carryforwards and other tax attributes currently available for federal income tax purposes to us and our subsidiaries. The Board of Directors believes it is in our best interest to continue to attempt to prevent the imposition of such limitations and that extending the life of the provisions restricting the transfer of our capital stock provides significant protection from the imposition of such limitations.

You should note that the transfer restriction does not apply to issuances of our common shares by us.  As a result, the transfer restriction does not prevent the exercise of either currently outstanding employee stock options or employee stock options that may be granted in the future under our Option Plan.  These have been excluded from the operation of the transfer restriction because our Board of Directors previously determined that the issuance of our common stock under these circumstances would not adversely affect our NOL carryforwards and other tax attributes.  In addition, since our Board of Directors will be able to consider the effect on our NOL carryforwards and other tax attributes of future issuances of our common stock at the time of the issuance, whether as a result of transactions with third parties, or the issuance of our common stock in a private placement or public offering, or as compensation to our employees, officers or directors, or otherwise, future issuances of our common stock, as well as grants of options, by us also have been excluded from the transfer restriction.  Consequently, persons or entities who are able to acquire our common stock directly from us, including our employees, officers and directors, may do so without application of the transfer restriction, irrespective of the number of shares of our common stock they are acquiring.  As a result, those persons or entities dealing directly with us may be seen to receive an advantage over persons or entitles who are not able to acquire our common stock directly from us and, therefore, are restricted by the terms of the transfer restriction.  It should be noted, however, that any direct acquisitions of our common stock from us first requires Board approval and, in granting such approval, the Board will review the implications of any such issuance for our NOL carryforwards and other tax attributes.

There can be no assurance that the transfer restriction will be enforceable against all of our stockholders and the transfer restriction may be subject to challenge on equitable grounds.  It is possible that the transfer restriction may not be enforceable after December 31, 2010 against our stockholders who vote against or abstain from voting on the amendment.  Under the laws of the State of Delaware, our jurisdiction of incorporation, a corporation may provide in its certificate of incorporation or bylaws for restrictions on the transfer of securities for the purpose of maintaining any tax advantage.  Delaware law provides that transfer restrictions are effective against purported transferees if the transfer restriction is conspicuously noted on the certificate(s) representing the shares and against purported transferees with actual knowledge of the restriction (even absent such conspicuous notation).  As described further below, our share certificates include, and will continue to include, conspicuous notice of the transfer restriction.  We believe that the transfer restriction is in the best interests of our company and our stockholders and is reasonable, and we will act vigorously to enforce it against all current and future holders of our common shares regardless of how they vote on the amendment.  It should be noted that the existing transfer restriction has been in place since our common shares were issued in connection with our emergence from bankruptcy in July 1995 and has not been challenged to date.  We believe that each of our stockholders who votes in favor of the amendment will in effect have consented to the extension of the transfer restriction and therefore will be bound thereby.  In those circumstances, we intend to assert that any such stockholder would be estopped from challenging the extension of the transfer restriction.  Consequently, all stockholders should carefully consider this in determining whether to vote in favor of the amendment.

Reasons for the Transfer Restriction and the Amendment

The transfer restriction is designed to restrict transfers of our common stock that could result in the imposition of limitations on the use by us and our subsidiaries, for federal income tax purposes, of the NOL carryforwards, as well as other tax attributes, available to us and our subsidiaries.  We estimate that as of December 31, 2009, we have NOL carryforwards of approximately $31,000,000, and minimum tax credit carryovers of approximately $30,000,000.  For federal income tax purposes, if not otherwise used to offset federal taxable income, the NOL carryforwards will expire by December 31, 2028, and the minimum tax credit carryovers have no expiration date.  See Note 10 of Notes to our Consolidated Financial Statements for the year ended December 31, 2009 contained in the Original 10-K.  In addition, certain of our assets have a tax basis well in excess of their book value as reflected in our consolidated financial statements, i.e., built-in losses, and, consequently, future taxable sales of these assets can be expected to generate significant additional tax deductions in the future.

The benefit of a company’s existing tax loss and credit carryovers, as well as the benefit of built-in losses, can be reduced or eliminated under Sections 382 and 383 of the Internal Revenue Code.  Sections 382 and 383 limit the use of losses and other tax benefits by a company that has undergone an “ownership change,” as defined in Section 382 of the Code.  Generally, an “ownership change” occurs if one or more stockholders, each of whom owns 5% or more in value of a company’s capital stock, increase their aggregate percentage ownership in the company by more than 50 percentage points over the lowest percentage of stock owned in the aggregate by all such stockholders over the preceding three-year period.  For this purpose, all holders who each own less than 5% of a company’s capital stock are generally treated together as one 5% shareholder.  In addition, certain attribution rules, which generally attribute ownership of stock to the ultimate beneficial owner thereof without regard to ownership by nominees, trusts, corporations, partnerships or  other entities, are applied in determining the level of stock ownership of a particular stockholder.  Options to acquire capital stock may be treated as if they had been exercised, on an option-by-option basis, if the issuance, transfer or structuring of the option meets certain tests.  All percentage determinations are based on the fair market value of a company’s capital stock, including any preferred stock which is voting or convertible (or otherwise participates in corporate growth).

If an “ownership change” were to occur in respect of HomeFed or any of its subsidiaries, the amount of taxable income in any year (or portion of a year) subsequent to the ownership change that could be offset by NOLs or other tax attributes existing (or otherwise “built-in”) prior to such “ownership change” could not exceed an amount equal to the product of (1) the aggregate value of HomeFed (or relevant subsidiary) that underwent the “ownership change” and (2) the federal long-term tax exempt rate.  Because the aggregate value of HomeFed or any of its subsidiaries, as well as the federal long-term tax-exempt rate, fluctuate, the annual limitation that may be imposed in connection with a future “ownership change” (if any) cannot be accurately predicted.  However, if such limitation were to exceed the taxable income against which it otherwise would be applied for any year following an “ownership change,” the limitation for the ensuing year would be increased by the amount of such excess.

By way of illustration, if an ownership change had occurred on January 1, 2010 in respect of the company, assuming hypothetically that our value was measured on that date at $100,000,000 and the applicable federal long-term tax-exempt rate was 5%, utilization of NOL carryforwards (and certain other tax attributes) currently available to us could be limited to approximately $5,000,000 in any future taxable year.  We believe that such a limitation would significantly reduce the value of our tax attributes.

We are proposing the amendment to extend the effectiveness of our current transfer restriction.  It currently is scheduled to expire on December 31, 2010.  As noted above, the NOL carryforwards available to us and our subsidiaries will expire through the year 2028 and the minimum tax credit carryovers have no expiration date.  Accordingly, we are seeking your approval to extend the expiration of the transfer restriction to December 31, 2028, at the latest.

Description of the Transfer Restriction

The following is a brief summary of the transfer restriction, which is contained in Part B of Article 4 of the certificate of incorporation, a copy of which, as amended, is attached in its entirety as Annex A to this proxy statement and is incorporated herein by reference.  Other than extending the expiration date of the restriction from December 31, 2010 (or earlier in certain circumstances) to December 31, 2028 (or earlier in the same circumstances), the transfer restriction has not been revised.

Currently, Part B of Article 4 generally restricts until December 31, 2010 (or earlier, in certain circumstances) any attempted transfer of our common stock or any other securities that would be treated as our “shares” under the applicable tax regulations (which we refer to here as “HomeFed Stock”) to a person or group of persons who own, or who would own as a result of such transfer, 5% or more of the HomeFed Stock.  The transfer restriction also restricts any other attempted transfer of HomeFed Stock that would result in the identification of a new “5-percent shareholder” of our company, as determined under applicable tax regulations; this would include, among other things, an attempted acquisition of HomeFed Stock from an existing 5-percent shareholder.  For these purposes, numerous rules of attribution, aggregation and calculation prescribed under the Code (and related regulations) will be applied in determining whether the 5% threshold has been met and whether a group of holders is aggregated for purposes of calculating ownership.  The restriction may also apply to proscribe the creation or transfer of various “options,” a term broadly defined in the tax regulations, in respect of the HomeFed Stock to the extent, generally, that exercise of the option would result in a proscribed level of HomeFed Stock ownership.  As previously stated, acquisitions of HomeFed Stock directly from us, whether by way of option exercise or otherwise, are not subject to the transfer restriction.

Generally, the restriction is imposed only with respect to the number of shares of HomeFed Stock, or options with respect to HomeFed Stock (the “Excess Stock”), purportedly transferred in excess of the threshold established in the transfer restriction.  In any event, the restriction does not prevent a valid transfer if either the transferor or the purported transferee obtains the approval of our Board of Directors.  In deciding whether to approve any proposed transfer, the Board of Directors may require an opinion of counsel selected by them, in form and substance reasonably satisfactory to them, that the transfer will not result in the application of any Section 382 or 383 limitations on the use of the tax benefits.

If the amendment is approved, the transfer restriction would remain in effect until December 31, 2028, unless Part B of Article 4 of our certificate of incorporation is otherwise amended to remove the restriction in accordance with the provisions of Delaware law and the certificate of incorporation, Section 382 is repealed or we have no remaining NOLs or other tax attributes to carry forward.  The duration of the restriction is based on Section 172 of the Code, which permits an NOL to be carried forward for a maximum of 20 taxable years following the taxable year in which the NOL arose.  Accordingly, the restriction period is designed to afford full carryover of NOLs arising through the taxable year ending 2028.

We believe that as of June 22, 2010, the only stockholders that beneficially own at least 5% of the HomeFed Stock are included in the table set forth under “Present Beneficial Ownership of Common Stock” below (the “Significant HomeFed Stockholders”).  However, stockholders listed in that table are not necessarily 5-percent shareholders within the meaning of applicable tax regulations.  The transfer restriction restricts any person or entity, or group of persons or entities, from acquiring sufficient HomeFed Stock to cause that person or entity to become the owner of 5% of the HomeFed Stock and prohibits the Significant HomeFed Stockholders who are 5-percent shareholders, as determined under applicable tax regulations, from increasing their ownership of HomeFed Stock without obtaining the approval of our Board of Directors.  The transfer restriction does not restrict the ability of Mr. Steinberg, the beneficial holder of approximately 9.5% of our outstanding common stock (including stock issuable on exercise of currently exercisable options), and Mr. Cumming, the beneficial holder of approximately 7.7% of our outstanding common stock (including stock issuable on exercise of currently exercisable options), to exercise the stock options held by each of them, because the acquisition of our common stock from us is not within the scope of the transfer restriction.  The transfer restriction does, however, restrict the ability of Messrs. Steinberg and Cumming and Leucadia to acquire additional HomeFed Stock from persons other than us.

Part B of Article 4 provides that all certificates representing HomeFed Stock bear the following legend: “THE TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO RESTRICTIONS PURSUANT TO PART B OF ARTICLE 4 OF THE RESTATED CERTIFICATE OF INCORPORATION OF HOMEFED CORPORATION REPRINTED IN ITS ENTIRETY ON THE BACK OF THIS CERTIFICATE.”  Our common shares currently bear this legend.

In accordance with the transfer restriction, we will not permit any of our employees or agents, including the transfer agent, to record any transfer of our common stock purportedly transferred in excess of the threshold established in the transfer restriction.  As a result, requested transfers of HomeFed Stock may be delayed or refused.

Our certificate of incorporation provides that any transfer attempted in violation of the restriction contained in Part B of Article 4 would be void ab initio, even if the transfer has been recorded by the transfer agent and new certificates issued.  The purported transferee of the HomeFed Stock would not be entitled to any rights of stockholders with respect to the Excess Stock, including the right to vote the Excess Stock or to receive dividends or distributions in liquidation in respect thereof, if any.

If the Board of Directors determines that a purported transfer has violated the transfer restriction, we will require the purported transferee to surrender the Excess Stock and any dividends the purported transferee has received on them to an agent designated by the Board of Directors.  The agent will then sell the Excess Stock in one or more arm’s-length transactions to a buyer or buyers, which may include us; provided that nothing will require the agent to sell the Excess Stock within any specific time frame if, in the agent’s discretion, the sale would disrupt the market for HomeFed Stock or have an adverse effect on the value of HomeFed Stock.  If the purported transferee has resold the Excess Stock before receiving our demand to surrender the Excess Stock, the purported transferee generally will be required to transfer to the agent the proceeds of the sale and any distributions the purported transferee has received on the Excess Stock.  From such proceeds, the agent will pay any amounts remaining after paying its own expenses and reimbursing the purported transferee for the price paid for the Excess Stock (or the fair market value of the Excess Stock at the time of the attempted transfer to the purported transferee by gift, inheritance or similar transfer) to a named charity or, in certain circumstances, charities selected by the Board of Directors.

Assuming the amendment is approved, our By-Laws will similarly be amended to extend the expiration date of the transfer restriction.

The transfer restriction and the related By-Law provisions may be deemed to have an “anti-takeover” effect because they restrict the ability of a person or entity, or group of persons or entities, from accumulating in the aggregate at least 5% of the HomeFed Stock and the ability of persons, entities or groups now owning at least 5% of the HomeFed Stock from acquiring additional HomeFed Stock, other than directly from the company.  The transfer restriction discourages or prohibits accumulations of substantial blocks of shares for which stockholders might receive a premium above market value.  However, in the opinion of the Board of Directors, the fundamental importance to our stockholders of maintaining the availability of the tax benefits of HomeFed and its subsidiaries outweighs any indirect anti-takeover effect the transfer restriction may have, especially in light of the fact that Messrs. Steinberg and Cumming, respectively, beneficially own approximately 9.5% and 7.7% of our common shares outstanding (including currently exercisable options to purchase common shares) at June 22, 2010 and that our directors and executive officers, including Messrs. Cumming and Steinberg, together with the Steinberg Children Trusts and the Cumming Foundation, beneficially own a significant percentage of our common shares outstanding at June 22, 2010 and Leucadia beneficially owns approximately 31.4% of our common shares outstanding at June 22, 2010.

The indirect “anti-takeover” effect of the transfer restriction is not, however, the reason for the transfer restriction.  The Board of Directors considers the transfer restriction to be reasonable and in the best interests of our company and our stockholders because the transfer restriction reduces certain of the risks that HomeFed and its subsidiaries will be unable to utilize the substantial tax benefits described above.  Notwithstanding the restriction, however, there remains a risk that certain changes in relationships among stockholders or other events will cause a change of ownership to occur under Section 382.  Further, there can be no assurance, in the event transfers in violation of the transfer restriction are attempted, that the IRS will not assert that those transfers have federal income tax significance notwithstanding the transfer restriction.  As a result, the transfer restriction serves to reduce, but not necessarily eliminate, the risk that Section 382 will cause the limitations described above on the use of tax attributes of HomeFed or its subsidiaries.

The Board of Directors believes that attempting to safeguard the significant tax benefits as described above is in the best interests of our company and our stockholders.  Nonetheless, the transfer restriction will restrict a stockholder’s ability to acquire additional HomeFed Stock in excess of the specified limitations.  Furthermore, a stockholder’s ability to dispose of his HomeFed Stock, or any other HomeFed Stock which the stockholder may acquire, may be restricted as a result of the transfer restriction.

The Board of Directors has the discretion to approve a transfer of HomeFed Stock that would otherwise violate the transfer restriction.  The Board of Directors is not aware of any person or entity, or any group of persons or entities, that owns or intends to own at least 5% of HomeFed Stock, other than the Significant HomeFed Stockholders.  Nonetheless, if the Board of Directors decides to permit a transfer that would otherwise violate the transfer restriction, that transfer or later transfers may result in an “ownership change” that would limit the use of the tax attributes of HomeFed or its subsidiaries.  The Board of Directors intends to consider any attempted transfer individually and determine at the time of the attempted transfer whether it is in the best interest of our company, after consideration of any factors that the Board deems relevant, to permit the transfer notwithstanding that an “ownership change” may occur.

The Board of Directors recommends a vote FOR this proposal.

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The ratification of the selection of PricewaterhouseCoopers LLP as independent auditors is being submitted to stockholders because we believe that this action follows sound corporate practice and is in the best interests of the stockholders.  If the stockholders do not ratify the selection by the affirmative vote of the holders of a majority of the common shares voted at the meeting, the Audit Committee of the Board of Directors will reconsider the selection of independent auditors, but such a vote will not be binding on the Audit Committee. If the stockholders ratify the selection, the Audit Committee, in its discretion, may still direct the appointment of new independent auditors at any time during the year if they believe that this change would be in our and our stockholders’ best interests.

The Board of Directors recommends that the stockholders ratify the selection of PricewaterhouseCoopers LLP, certified public auditors, as independent auditors to audit our accounts and those of our subsidiaries for 2010.  The Audit Committee approved the selection of

PricewaterhouseCoopers LLP as our independent auditors for 2010.  PricewaterhouseCoopers LLP are currently our independent auditors.

The Board of Directors recommends a vote FOR this proposal.

ANNUAL REPORT AND COMPANY INFORMATION

A copy of our 2009 Annual Report to stockholders on Form 10-K as amended is being furnished to stockholders concurrently herewith. Exhibits to the Annual Report will be furnished to stockholders upon payment of photocopying charges.

PROPOSALS BY STOCKHOLDERS

Proposals that stockholders wish to include in our proxy statement and form of proxy for presentation at our 2011 annual meeting of stockholders must be received by us at 1903 Wright Place, Suite 220, Carlsbad, California 92008, Attention of Corinne A. Maki, Secretary, no later than February 28, 2011.

Any stockholder proposal must be in accordance with the rules and regulations of the Securities and Exchange Commission.  With respect to proposals submitted by a stockholder other than for inclusion in our 2011 proxy statement and related form of proxy, timely notice of any stockholder proposal must be received by us in accordance with our by-laws and our rules and regulations no later than February 28, 2011.  Any proxies solicited by the Board of Directors for the 2011 annual meeting may confer discretionary authority to vote on any proposals notice of which is not timely received.

It is important that your proxy be returned promptly, whether by mail, by the Internet or by telephone.  The proxy may be revoked at any time by you before it is exercised. If you attend the meeting in person, you may withdraw any proxy (including an Internet or telephonic proxy) and vote your own shares. If your shares are held in a brokerage, bank, or other institutional account, you must obtain a proxy from that entity showing that you were the record holder as of the close of business on June 22, 2010, in order to vote your shares at the meeting.

By Order of the Board of Directors.

CORINNE A. MAKI
Secretary

ANNEX A

HOMEFED CORPORATION
PART B OF ARTICLE 4 OF CERTIFICATE OF INCORPORATION

TRANSFER RESTRICTIONS

B. Transfer Restrictions.

1. Certain Definitions.  As used in this part B of this Article 4, the following terms have the following respective meanings:

“Corporation” means HomeFed Corporation.

“Corporation Securities” means (i) shares of common stock of the Corporation, (ii) shares of preferred stock of the Corporation, (iii) warrants, rights, or options (including within the meaning of Treasury Regulation § 1.382-2T(h)(4)(v)) to purchase stock of the Corporation, and (iv) any other interests that would be treated as “stock” of the Corporation pursuant to Treasury Regulation § 1.382-2T(f)(18).

“Percentage Stock Ownership” means percentage stock ownership as determined in accordance with Treasury Regulation § 1.382-2T(g) , (h) , (j), and (k).

“Five-Percent Shareholder” means a Person or group of Persons that is identified as a “5-percent shareholder” of the Corporation pursuant to Treasury Regulation § l.382-2T(g).

“Person” means an individual, corporation, estate, trust, association, company, partnership, joint venture or similar organization.

“Prohibited Transfer” means any purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and void under this part B of Article 4.

“Restriction Release Date” means the earlier of (i) December 31, 2028, (ii) the repeal of Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”) (and any comparable successor provision) (“Section 382”), or (iii) the beginning of a taxable year of the Corporation (or any successor thereof) to which no Tax Benefits may be carried forward.

“Tax Benefits” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any “net unrealized built-in loss” within the meaning of Section 382, of the Corporation or any direct or indirect subsidiary thereof.

“Transfer” means any direct or indirect sale, transfer, assignment, conveyance, pledge, or other disposition.  A Transfer also shall include the creation or grant of an option (including within the meaning of Treasury Regulations § 1.382-2T(h)(4)(v)).  A Transfer shall not include an issuance or grant of Corporation Securities by the Corporation.

“Treasury Regulation § 1.382-2T” means the temporary income tax regulations promulgated under Section 382, and any successor regulations.  References to any subsection of such regulations include references to any successor subsection thereof.

2. Restrictions.  Any attempted Transfer of Corporation Securities prior to the Restriction Release Date, or any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Restriction Release Date, shall be prohibited and void ab initio to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (a) any Person or group of Persons shall become a Five-Percent Shareholder, or (b) the Percentage Stock Ownership interest in the Corporation of any Five-Percent Shareholder shall be increased.

3. Certain Exceptions.  The restrictions set forth in Paragraph (2) of this part 3 of Article 4 shall not apply to an attempted Transfer if the transferor or the transferee obtains the approval of the Board of Directors of the Corporation.  As a condition to granting its approval, the Board of Directors may, in its discretion, require an opinion of counsel selected by the Board of Directors that the Transfer shall not result in the application of any Section 382 limitation on the use of the Tax Benefits.

4. Treatment of Excess Securities.

(a) No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of such a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a shareholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities which are the subject of the Prohibited Transfer (the “Excess Securities”).  Until the Excess Securities are acquired by another Person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of shareholders of the Corporation, including without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any.  Once the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Securities shall cease to be Excess Securities.

(b) If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer then, upon written demand by the Corporation, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any dividends or other distributions that were received by the Purported Transferee from the Corporation with respect to the Excess Securities (“Prohibited Distributions”), to an agent designated by the Board of Directors (the “Agent”).  The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s-length transactions; provided, however, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities.  If the Purported Transferee has resold the Excess Shares before receiving the Corporation’s demand to surrender the Excess Shares to the Agent, the Purported Transferee shall be deemed to have sold the Excess Shares for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Agent grants written permission to the purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to paragraph 4(c) of this Article 4 if the Agent rather than the Purported Transferee had resold the Excess Shares.

(c) The Agent shall apply any proceeds of a sale by it of Excess Shares and, if the Purported Transferee had previously resold the Excess Shares, any amounts received by it from a Purported Transferee, as follows:  (1) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (2) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Shares (or the fair market value, calculated on the basis of the closing market price for Corporation Securities on the day before the Transfer, of the Excess Shares at the time of the attempted Transfer to the Purported Transferee by gift, inheritance, or similar Transfer), which amount (or fair market value) shall be determined in the discretion of the Board of Directors; and (3) third, any remaining amounts, subject to the limitations imposed by the following proviso, shall be paid to one or more organizations qualifying under Section 501(c)(3) of the Code (and any comparable successor provision) (“Section 501(c)(3)”) selected by the Board of Directors, provided, however, that if the Excess Shares (including any Excess Shares arising from a previous Prohibited Transfer not sold by the Agent in a prior sale or sales), represent a 5% or greater Percentage Stock Ownership interest in any class of Corporation Securities, then any such remaining amounts to the extent attributable to the disposition of the portion of such Excess Shares exceeding a 4.99 Percentage Stock Ownership interest in such class shall be paid to two or more organizations qualifying under Section 501(c)(3) selected by the Board of Directors.  The recourse of any Purported Transferee in respect of any Prohibited Transfer shall be limited to the amount payable to the Purported Transferee pursuant to clause (2) of the preceding sentence.  In no event shall the proceeds of any sale of Excess Shares pursuant to this part B of Article 4 inure to the benefit of the Corporation.

(d) if the Purported Transferee fails to surrender the Excess Shares or the proceeds of a sale thereof to the Agent within thirty business days from the date on which the Corporation makes a demand pursuant to paragraph 4(b) of this Article, then the Corporation shall institute legal proceedings to compel the surrender.

(e) The Corporation shall rake the demand described in paragraph 4(b) of this mart B of Article 4 within thirty days of the date on which the Board of Directors determines that the attempted Transfer would result in Excess Securities; provided, however, that if the Corporation makes such demand at a later date, the provisions of this part B of Article 4 shall apply nonetheless.

5. Bylaws, Legends, Etc.

(a) The Bylaws of the Corporation shall make appropriate provisions to effectuate the requirements of this part B of Article 4.

(b) All certificates representing Corporation Securities issued after the effectiveness of this part B of Article 4 shall bear a conspicuous legend as follows:

“THE TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO RESTRICTIONS PURSUANT TO PART B OF ARTICLE 4 OF THE RESTATED CERTIFICATE OF INCORPORATION OF HOMEFED CORPORATION REPRINTED IN ITS ENTIRETY ON THE BACK OF THIS CERTIFICATE.”

(c) The Board of Directors of the Corporation shall have the power to determine all matters necessary to determine compliance with this part B of Article 4, including without limitation (1) whether a new Five-Percent Shareholder would be required to be identified in certain circumstances, (2) whether a Transfer is a Prohibited Transfer, (3) the Percentage Stock Ownership in the Corporation of any Five-Percent Shareholder, (4) whether an instrument constitutes a Corporation Security, (5) the amount (or fair market value) due to a Purported ‘Transferee pursuant to clause (2) of paragraph 4(c) of this part B of Article 4, and (6) any other matters which the Board of Directors determines to be relevant; and the good faith determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this part B of Article 4.

ANNUAL MEETING OF STOCKHOLDERS OF

HOMEFED CORPORATION

August 2, 2010

PROXY VOTING INSTRUCTIONS

INTERNET

Access www.voteproxy.com and follow
the on-screen instructions. Have your proxy card
available when you access the web page, and use the Company Number and Account Number show on your proxy card.

TELEPHONE
Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions.  Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EST the day before the meeting.
COMPANY NUMBER
ACCOUNT NUMBER

MAIL Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON You may vote your shares in person by attending the Annual Meeting.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The 2010 Proxy Statement and the 2009 Annual Report are available at https://materials.proxyvote.com/43739D.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet

•    Annual Meeting Location: Sheraton Carlsbad Resort, 5480 Grand Pacific Drive, Carlsbad, CA 92008

•    Directions:You may obtain directions to the Annual Meeting by visiting the Sheraton Carlsbad Resort website http://www.sheratoncarlsbad.com/fs-map.aspx or by contacting the Sheraton Carlsbad Resort at (800) 444-3515.

PROXY

HOMEFED CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR ANNUAL MEETING OF STOCKHOLDERS, AUGUST 2, 2010 at 1:00 P.M.

The undersigned stockholder of HomeFed Corporation (the Company”) hereby appoints Paul J. Borden, Erin N. Ruhe and Corinne A. Maki (the “Proxies”) and each of them, as attorneys and proxies, each with power of substitution and revocation, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Sheraton Carlsbad Resort, 5480 Grand Pacific Drive, Carlsbad, CA 92008 on August 2, 2010 at 1:00 p.m., and at any adjournment or postponement thereof, with authority to vote all shares held or owned by the undersigned in accordance with the directions indicated herein.

Receipt of the Notice of Annual Meeting of Stockholders dated June [28], 2010, the Proxy Statement furnished therewith, and a copy of the Annual Report to Stockholders for the year ended December 31, 2009 (as amended) is hereby acknowledged.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3 AND PURSUANT TO ITEM 4.

(Continued and to be signed on the reverse side)

Annual Meeting of Stockholders of

HOMEFED CORPORATION

August 2, 2010

Important Notice Regarding Internet Availability
of Proxy materials for the Annual Meeting:
The 2010 Proxy Statement and the 2009 Annual Report are available at https://materials.proxyvote.com/43739D.

Please date, sign and mail your
proxy card in the envelope provided as soon as possible.

[Graphic]Please detach and mail in the envelope provided [Graphic]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED BELOW
AND FOR” ITEMS 2 AND 3 AND PURSUANT TO ITEM 4.
PLEASE, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [ X ]

Item 1.	Election of Directors.	NOMINEES

[ ] FOR ALL NOMINEES [ ] WITHHOLD AUTHORITY FOR ALL NOMINEES [ ] FOR ALL EXCEPT (See instructions below)	[Graphic]	Patrick D. Bienvenue
	[Graphic]	Paul J. Borden
	[Graphic]	Timothy M. Considine
	[Graphic]	Ian M. Cumming
	[Graphic]	Michael A. Lobatz
	[Graphic]	Joseph S. Steinberg

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as show here: [Graphic]

Item 2.
To approve an amendment to the Company’s certificate of incorporation extending the expiration date of certain restrictions on the transferability of our common shares to December 31, 2028.  Currently, the transfer restrictions expire on December 31, 2010.

FOR	AGAINST	ABSTAIN
[ ]	[ ]	[ ]

Item 3.	To ratify the selection of PricewaterhouseCoopers LLP as independent auditors of the Company for 2010.

FOR	AGAINST	ABSTAIN
[ ]	[ ]	[ ]

Item 4.	In their discretion, the Proxies are authorized to vote upon such other business as may properly be presented to the Meeting or any adjournment of the Meeting.

------------------------------------------------------------------

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be substituted via this method. [ ]

(Signature)_____________________	Date: ____________ (Signature if held jointly) _____________________	Date: ____________

NOTE:    Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign the full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.